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                                                                   Exhibit 23.3



                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No.


333-73270 of AirGate PCS, Inc. on Form S-3 of our report dated November 5, 2001 on the consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, appearing in the Current Report on Form 8-K of AirGate PCS, Inc. to be filed on or about November 30, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/S/ DELOITTE & TOUCHE LLP



Davenport, Iowa


November 29, 2001